Exhibit 99.23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2022, with respect to the consolidated financial statements and financial statement schedules III to V of Protective Life Insurance Company and subsidiaries, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Birmingham, Alabama

April 12, 2022